Exhibit (d)(101)

ASSIGNMENT AND ASSUMPTION

OF SUBADVISORY AGREEMENT

This Assignment and Assumption of Subadvisory Agreement is made as of May 22, 2013 by and between Delaware Management Company (“DMC”) and Delaware Investments Fund Advisers (“DIFA”), each a series of Delaware Management Business Trust, a Delaware statutory trust (“DMBT”).

WHEREAS, DMBT is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, which currently provides investment advisory services to investment companies registered under the Investment Company Act of 1940, as amended, through DMC;

WHEREAS, Northern Trust Investments, N.A. and The Northern Trust Company of Connecticut (the “Investment Managers”) serve as the investment advisers to the Multi-Manager Large Cap Fund (the “Fund”), a series of Northern Funds, pursuant to an Investment Advisory Agreement dated as of May 5, 2006, as amended.

WHEREAS, DMC has provided subadvisory services to the Fund pursuant to the Subadvisory Agreement dated January 4, 2010 between DMC, and the Investment Manager (the “Agreement”);

WHEREAS, DMBT has restructured the investment subadvisory services it provides to certain third party U.S. registered investment companies, or series thereof, including the Fund, by consolidating such services with and into DIFA, which is a newly organized series of DMBT (the “Restructuring”); and

WHEREAS, the restructuring does not result in a change of control or management, and thus does not constitute an “assignment” of the Agreement under the Investment Company Act of 1940, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Agreement previously in effect between DMC and the Investment Manager is hereby assumed in its entirety by DIFA, except that all references to DMC shall be replaced with references to DIFA.

2. DIFA agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of DMC thereunder.

3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption of Subadvisory Agreement as of the date set forth above.

DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust		DELAWARE INVESTMENTS FUND ADVISERS, a series of Delaware Management Business Trust

By:	/s/ Patrick P. Coyne	By:	/s/ Patrick P. Coyne
Name:	Patrick P. Coyne	Name:	Patrick P. Coyne
Title:	President	Title:	President

ACKNOWLEDGED on behalf of the Multi-Manager Large Cap Fund:

NORTHERN TRUST INVESTMENTS, INC.		THE NORTHERN TRUST COMPANY OF CONNECTICUT

By:	/s/ Eric Schweitzer	By:	/s/ Nina Staley
Name:	Eric Schweitzer	Name:	Nina Staley
Title:	Senior Vice President	Title:	Senior Vice President